SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report - December 19, 2001
(Date of Earliest Event Reported)

Carpenter Technology Corporation
(Exact Name of Registrant as specified in its charter)

                      Delaware                                    1-5828                                   23-0458500
           (State of Incorporation)            (Commission File No.)           (IRS Employer I.D. No.)

1047 North Park Road, Wyomissing, Pennsylvania, 19610-1339
(Address of principal executive offices)

Registrant's telephone number, including area code: (610) 208-2000

 Item 5. Other Events.

In a press release on December 19, 2001, Carpenter announced that it anticipates its diluted earnings per share for the second fiscal quarter ending December 31, 2001, to be in the range of $.10 to $.15. The company had previously indicated that earnings were expected to be in the range of $.15 to $.25 per share. The press release in its entirety is attached hereto as Exhibit 99. The Company said that its revised earnings expectations result from softer than expected market conditions in certain consumer and industrial markets, lower manufacturing volumes and a depressed pricing environment.

The press release also stated that during the second quarter ended December 31, 2001, in accordance with the "Continued Dumping and Subsidy Offset Act of 2000,"' Carpenter received approximately $3.5 million in dumping duties collected by U.S. Customs over the past governmental fiscal year (ending September 30, 2001).

Item 7.   Financial Statements and Exhibits.

              (a) and (b) None.

              (c) Exhibit:

    Exhibit 99.       Press Release dated December 19, 2001

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   December 21, 2001                     CARPENTER TECHNOLOGY CORPORATION
                                                                                                          (Registrant)

                                                                     By:  /s/ John R. Welty
                                                                               Vice President, General Counsel and Secretary

EXHIBIT INDEX

                                                                                                                           Sequential
Exhibit                             Description                                                           Page Number

99.              Press release dated December 19, 2001.

Exhibit 99

                                                                                                           Investors:
                                                                                                           Jaime Vasquez
                                                                                                           (610) 208-2165
                                                                                                           jvasquez@cartech.com

                                                                                                           Media:
                                                                                                           Katharine B. Marshall
                                                                                                           (610) 208-3034
                                                                                                           kmarshall@cartech.com

CARPENTER TECHNOLOGY LOWERS
SECOND QUARTER EARNINGS GUIDANCE

       Wyomissing, Pa., (December 19, 2001) - Carpenter Technology Corporation (NYSE:CRS) today announced that it anticipates its diluted earnings per share for the second fiscal quarter ending December 31, 2001, to be in the range of $.10 to $.15. The company had previously indicated that earnings were expected to be in the range of $.15 to $.25 per share.

       Carpenter’s revised earnings expectations result from softer than expected market conditions in certain consumer and industrial markets, lower manufacturing volumes and a depressed pricing environment.

       Dennis M. Draeger, chairman, president and chief executive officer, said, "Our stainless steel business continued to be impacted by weak demand in several consumer and industrial markets. The resulting volume decline, coupled with a more intense pricing environment due to excess capacity within the industry, adversely affected margins."

       "We have taken a number of steps during this economic downturn including reducing fixed costs, streamlining operations and improving working capital management. These actions should allow Carpenter to continue to leverage its cash flow generating capabilities and pay down debt. However, we remain cautious about the balance of our fiscal year, due to a sustained slowdown in demand in the consumer and industrial markets and an expected decline in our aerospace business, which had enjoyed solid growth throughout the first half of this fiscal year," Draeger added.

       During the second quarter, in accordance with the "Continued Dumping and Subsidy Offset Act of 2000," Carpenter received approximately $3.5 million in dumping duties collected by U.S. Customs over the past governmental fiscal year (ending September 30, 2001).

       The dumping and subsidy offset act provides for payment of duties to companies injured by foreign unfair trade practices, rather than being retained by the U.S. Treasury. This payment was seen by legislators as a way to compensate for reduced operational revenues due to lost sales or low prices driven by dumped foreign goods.

       Carpenter will provide further details of its second quarter operating performance and outlook for the remainder of the year in its second quarter earnings conference call, currently scheduled for January 22, 2002. Call-in information will be provided during the week of January 7, 2002.

       Carpenter Technology produces and distributes specialty metals, including stainless steels, titanium alloys, superalloys, powder and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, www.dynamet.com and www.carpenterepg.com, with selected products sold online at www.carpenterdirect.com.

       Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s Form 10-K, its Form 10-Q for its first fiscal quarter, Carpenter's most recently filed S-4 Registration Statement and the exhibits attached to those filings, and include (but are not limited to): 1) the cyclical nature of the specialty materials business and certain end-use markets, including, but not limited to, aerospace, automotive and consumer durables, all of which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to recoup increased costs of fuel, such as natural gas, and raw materials, such as nickel, through increased prices and surcharges; 3) worldwide excess capacity for certain alloys that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on Carpenter products; and 5) fluctuations in stock markets which could impact the valuation of the assets in Carpenter’s pension trusts and the accounting for pension assets. Carpenter undertakes no obligation to update or revise any forward-looking statements.